Exhibit 99.1



OCTOBER 30, 2002                                          FOR IMMEDIATE RELEASE


        MEDIA CONTACT: ERTHARIN COUSIN, ALBERTSONS, INC. (208) 395-6392 INVESTOR CONTACT: RENEE BERGQUIST, ALBERTSONS, INC. (208) 395-6622


               ALBERTSONS PROVIDES GUIDANCE FOR THIRD QUARTER 2002


BOISE, Idaho-Albertsons, Inc. (NYSE: ABS) announced today that a steeper than expected sales decline, which accelerated toward the end of the third quarter, would likely cause third quarter profits to be 5% - 10% below current guidance. The Company had anticipated quarterly earnings per share from continuing operations, adjusted for goodwill amortization, of $0.52, but now expects profits to be in a range of $0.47 - $0.49 per share, up 0% - 5% from last year on the same basis. Identical store sales for the quarter are now expected to decline approximately 2% versus last year's third quarter.

Larry Johnston, Chairman and CEO, said, "escalating competitive activity during the quarter coupled with declining consumer confidence are the main factors that are now leading us to predict a worse than anticipated sales and profit picture."

Mr. Johnston added, "we do not expect this tough environment to improve in the near term. Consequently, we plan to invest more heavily in driving sales in the coming quarter as well as accelerate our aggressive cost cutting campaign." The Company now expects full year earnings per share from continuing operations, adjusted for goodwill amortization, in a range of $2.10 - $2.14 per share versus prior guidance of $2.31. This new range represents an increase of 1% - 3% versus fiscal year 2001 on the same basis.

Albertsons is one of the world's largest food and drug retailers, with annual revenues of approximately $38 billion. Based in Boise, Idaho, the Company employs more than 200,000 associates and operates approximately 2,300 retail stores in 31 states, under banners including Albertsons, Jewel-Osco, Acme, Sav-on Drugs, Osco Drug, Albertsons-Osco, Albertsons-Sav-on, Max Foods and Super Saver.

The Company will host an analyst conference call Thursday, October 31, 2002 at 1:00 p.m. (MST). The call will be webcast on the Albertsons web site www.albertsons.com and on www.videonewswire.com. A recorded replay will also be available on both web sites for approximately one week. In addition, a telephone replay will be available through PostView with Global Crossing, beginning at 3:00 p.m. (MST) Thursday, October 31 and ending at 3:00 p.m. (MST) Friday, November 1, 2002. To access PostView, call 1-800-633-8284; enter reservation number 21015054 and follow instructions. For calls placed outside U.S., dial 1/402-977-9140.

Certain statements contained in this press release, including statements regarding the Company's expected financial performance, are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. In reviewing such information it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information. This forward-looking information is based on various factors and was derived using various assumptions. Many of these factors have previously been identified in filings or statements made by or on behalf of the Company.

Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include changes in the general economy, changes in interest rates, changes in consumer spending, actions taken by competitors, particularly those intended to improve their market share, and other factors affecting the Company's business in or beyond the Company's control. These factors include changes in the rate of inflation, changes in state or federal legislation or regulation, adverse determinations with respect to litigation or other claims (including environmental matters), labor negotiations, the cost and stability of energy sources, the Company's ability to recruit, retain and develop employees, its ability to develop new stores or complete remodels as rapidly as planned, its ability to implement new technology successfully, stability of product costs, the Company's ability to integrate the operations of acquired or merged companies, the Company's ability to execute its restructuring plans, and the Company's ability to achieve its five strategic imperatives.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.


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